Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CEO Approval___

For Further Information Contact:

Michael O. Moore Executive Vice President Chief Financial Officer 704-551-7201

CATO REPORTS 2Q EPS UP 31%
Exceeds Previous Estimate
Provides Second Half Guidance

Charlotte, NC (August 16, 2005) – The Cato Corporation (NYSE: CTR) today reported net income of $10.7 million or $.34 per diluted share for the second quarter ended July 30, 2005, compared to net income of $8.1 million or $.26 per diluted share for the second quarter ended July 31, 2004. Net income increased 32% and earnings per diluted share increased 31% from last year. Sales for the second quarter were $208.3 million, a 6% increase over sales of $197.1 million last year. The Company’s second quarter comparable store sales were flat to the prior year.
The Company’s previous estimate of second quarter earnings per diluted share was $.30 to $.31.
For the six months ended July 30, 2005, the Company earned net income of $29.1 million or $.92 per diluted share, compared with net income of $24.9 million or $.80 per diluted share for the six months ended July 31, 2004, a net income increase of 17% and a per diluted share increase of 15%. Sales for the first half of 2005 were $423.4 million, a 5% increase over sales of $402.3 million in the first half of 2004. Comparable store sales for the first half were flat to the prior year.
“Our second quarter earnings improvement was primarily a result of higher merchandise gross
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

margin due to better sell throughs of regular priced merchandise,” said John Cato, Chairman, President, and Chief Executive Officer. “In July, we successfully implemented a new warehouse management system. This paperless, radio frequency based system will improve accuracy, reduce costs, and speed the flow of merchandise to stores.”
The Company’s expectations for third quarter earnings per diluted share are in the range of $.02 to $.05 versus $.06 in 2004. For the fourth quarter, the Company expects earnings per diluted share to be in the range of $.28 to $.30 versus $.26 last year. Both quarters’ estimates are based on comparable store sales in the range of down 2% to up 2%. For the year, earnings per diluted share are estimated to be in the range of $1.22 to $1.27 versus $1.11 last year, an increase of 10% to 14%.
During the first half, the Company opened 27 stores, relocated seven stores, and closed seven stores. The Company expects to meet its original estimate of 90 new stores for the year. As of July 30, 2005, The Cato Corporation operated 1,197 stores in 31 states, compared to 1,132 stores in 28 states as of July 31, 2004.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, everyday. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the third quarter, fourth quarter and full year and expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JULY 30, 2005 AND JULY 31, 2004
(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
	July 30,	%	July 31,	%	July 30,	%	July 31,	%
	2005	Sales	2004	Sales	2005	Sales	2004	Sales

			(Restated)				(Restated)
REVENUES
Retail sales	$208,316	100.0%	$197,068	100.0%	$423,380	100.0%	$402,261	100.0%
Other income (principally finance, late fees and layaway charges)	3,648	1.7%	3,816	1.9%	7,511	1.8%	7,824	1.9%

Total revenues	211,964	101.7%	200,884	101.9%	430,891	101.8%	410,085	101.9%

GROSS MARGIN (Memo)	67,890	32.6%	60,883	30.9%	146,520	34.6%	133,678	33.2%

COSTS AND EXPENSES, NET
Cost of goods sold	140,426	67.4%	136,185	69.1%	276,860	65.4%	268,583	66.8%
Selling, general and administrative	50,765	24.4%	47,320	24.0%	100,097	23.6%	93,116	23.1%
Depreciation	5,025	2.4%	5,091	2.5%	10,064	2.4%	10,070	2.5%
Interest expense	10	0.0%	167	0.1%	162	0.0%	329	0.1%
Interest and other income	(1,071)	-0.5%	(656)	-0.3%	(2,012)	-0.4%	(1,162)	-0.3%

Cost and expenses, net	195,155	93.7%	188,107	95.4%	385,171	91.0%	370,936	92.2%

Income Before Income Taxes	16,809	8.0%	12,777	6.5%	45,720	10.8%	39,149	9.7%

Income Tax Expense	6,102	2.9%	4,638	2.4%	16,596	3.9%	14,211	3.5%

Net Income	$10,707	5.1%	$8,139	4.1%	$29,124	6.9%	$24,938	6.2%

Basic Earnings Per Share	$0.34		$0.26		$0.94		$0.81

Basic Weighted Average Shares	31,188,146		30,772,526		31,146,236		30,791,747

Diluted Earnings Per Share	$0.34		$0.26		$0.92		$0.80

Diluted Weighted Average Shares	31,828,039		31,320,047		31,811,183		31,336,248

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	July 30,	July 31,	January 29,
	2005	2004	2005
	(Unaudited)	(Unaudited)
		(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$23,884	$29,439	$18,640
Short-term investments	86,140	76,494	88,588
Accounts receivable — net	48,229	50,260	50,889
Merchandise inventories	84,904	86,355	100,538
Other current assets	7,944	10,758	7,767

Total Current Assets	251,101	253,306	266,422

Property and Equipment — net	118,599	114,783	117,590

Other Assets	10,818	10,195	10,122

TOTAL	$380,518	$378,284	$394,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$112,636	$119,140	$132,631

Noncurrent Liabilities	33,904	34,631	34,328

Long Term Debt	0	18,500	16,000

Stockholders’ Equity	233,978	206,013	211,175

TOTAL	$380,518	$378,284	$394,134

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